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                                                                      Exhibit 99


                       [WILLBROS GROUP, INC. LETTERHEAD]


                                            CONTACT:  Michael W.  Collier
                                                      Investor Relations Manager
                                                      Willbros USA, Inc.
                                                      (713) 403-8016


                      WILLBROS GROUP ANNOUNCES PRELIMINARY
                 FIRST QUARTER RESULTS AND REVISED 2003 OUTLOOK

                  o ANNOUNCES CONFERENCE CALL FOR THURSDAY, APRIL 24, 2003 AT 9:00 A.M. EASTERN TIME
                  o     ANNOUNCES FIRST QUARTER EARNINGS RELEASE FOR MAY 7, 2003


         HOUSTON - APRIL 23, 2003 - Willbros Group, Inc. (NYSE: WG) today announced that after a preliminary review of its 2003 first quarter results, it now expects to report a first quarter net loss per fully diluted share to range between ($0.20) and ($0.25) compared to the previously discussed earnings per share expectations of $0.10 to $0.15. Preliminary results include approximately $7.0 million ($0.36 per fully diluted share) in unforeseen costs related to Bolivia, Chad/Cameroon and North America. These costs relate to contract variations, increased demobilization costs related to the war in Iraq and project delays. Willbros accounting policy requires us to record contract variation costs as incurred and to defer recognition of anticipated revenue until it is reasonably assured. Management believes a significant amount of the costs incurred in the first quarter will be recovered as additional revenue in future periods.

          In Bolivia, client-supplied valves, jointly determined by the client and Willbros to be defective from the manufacturer, delayed completion of the project and created additional costs. Increased demobilization costs in Cameroon partially caused by delays as a result of lack of availability of suitable ships due to the conflict in Iraq also reduced earnings during the period. In North America, weather delays and delays in contract awards impacted first quarter results. In addition, the Company experienced reduced productivity from the impact of social unrest in both Venezuela and Nigeria. The combination of these factors resulted in the recognition of costs without offsetting revenue and an earnings shortfall in the first quarter.

         "While we are disappointed in Willbros' first quarter results, the majority of the increased, unforeseen costs that we experienced during the quarter were due to external factors,

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which are now behind us," commented Michael F. Curran, President and Chief
Executive Officer. "In fact, our preliminary results show that the month of March was profitable. Our conservative accounting method results in increased costs being recognized immediately without the corresponding revenue from contract variations being accrued at the same time. In the aggregate, we have documented and presented contract variations in excess of $50 million from multiple projects to our clients according to the terms and conditions of our contracts, which we believe fully support our requests for additional revenue."

         Primarily as a result of the expected first quarter loss and also due to continued delays in project bidding and awards, especially in Nigeria and North and South America, Willbros is revising its 2003 outlook. "Based on current information and excluding any revenue from the contract variations discussed above, we now expect our 2003 revenue to be in the range of $440 to $460 million and our earnings to be in the range of $0.50 to $0.65 per fully diluted share," stated Warren L. Williams, Senior Vice President and Chief Financial Officer. "We have also identified $3 million in cost savings that will partially offset the impact of the reduced revenue."

         Mr. Curran added, "Our medium and long-term fundamentals remain solid. The Opal gas processing facility, announced in March 2003, is underway and should start contributing to earnings early next year. We are establishing relationships with new customers, and we currently have outstanding bids and prospects in excess of $1.2 billion. We expect that the contract bidding and awards delays we are experiencing in Africa, North and South America will improve during the second half of 2003, giving us momentum into 2004."

         In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Thursday, April 24, 2003 at 9:00 a.m. eastern time (8:00 a.m. central).

       What:  Willbros Preliminary First Quarter 2003 Results Conference Call
       When:  Thursday, April 24, 2003 - 9:00 a.m. eastern time
       How: Live via phone - By dialing (303) 262-2192 and asking for the Willbros call 10 minutes prior to the start time, or live over the Internet by logging on to the web address below.
       Where: http://www.willbros.com/ The webcast can be accessed from the home page.

         For those who cannot listen to the live call, a replay will be available through May 1, 2003, and may be accessed by calling (303) 590-3000 using pass code 535651. Also, an archive

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of the web cast will be available shortly after the call on www.willbros.com.
for a period of 12 months.

         Willbros also announced today that it will release its first quarter 2003 results on Wednesday, May 7, 2003 after the market closes.

         Willbros Group, Inc. is one of the leading independent contractors serving the oil, gas and power industries, providing construction, engineering and other specialty oilfield-related services to industry and government entities worldwide.


         This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including such things as future E&P capital expenditures, oil, gas and power prices and demand, the amount and location of planned pipelines, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas and power industries, changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company's documents and reports filed with the SEC.

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